Exhibit 10.2
April 16, 2020
Thomas vonReichbauer
Dear Thomas,
Sunrun Inc. (the “Company”) is pleased to offer you the exempt position of Chief Financial Officer (“CFO”), reporting directly to our chief executive officer, Lynn Jurich. As CFO, you will have all the duties customarily granted to such a position including those in the Company bylaws. This position is located in San Francisco, CA. Your first day of employment (“Start Date”) would be approximately May 4, 2020. This date is subject to change based upon agreement between you and the Company. Please note that as Sunrun is a quickly growing and evolving organization, the Company may periodically change your duties and work location, subject to the terms of this letter Agreement. If there is any conflict or disagreement with the terms of any other agreement you have with the Company, the terms of this letter Agreement shall prevail.
BASE COMPENSATION
If you decide to join us, your annual salary will be $440,000.00 less applicable tax withholdings. You will be paid bi-weekly.
INCENTIVE
You will be eligible to participate in the Company’s Amended and Restated Executive Incentive Compensation Plan (EICP), with a target of 80% of your base salary. Incentives are discretionary and depend on both Company performance and your individual performance. All EICP incentives are subject to the terms and conditions of the plan, which will be provided to you separately. Incentive targets are pro-rated for the year in which you are hired and you must begin employment before October 1, 2020 to be eligible to earn the 2020 EICP. In addition, you will be subject to the terms of the Company’s Policy for Recoupment of Incentive Compensation. Details will be provided to you separately along with such policy.
ONE-TIME SIGN ON BONUS
In addition to the terms outlined in this offer, the Company agrees to pay you a one-time sign on bonus of $100,000.00 less applicable tax withholdings (the “Sign On Bonus”). By accepting this offer of employment, however, in the event that you voluntarily resign your employment (except if you resign for Good Reason (as defined in the Key Employee Change in Control and Severance Plan) or you are terminated for Cause within twenty-four months of the Start Date of your new position, you agree to reimburse Sunrun a pro-rata portion of the sign on bonus within 30 days of your termination date and/or sign a contemporaneous agreement at the time of your separation allowing Sunrun to set-off the amount from your final pay. For clarity, to determine the portion of the sign on bonus you owe, we will divide the number of weeks of service you completed with the Company by 104 and subtract this figure from 1.0. For example, if you resign your employment and have completed 80 weeks of service, you will owe 23% of your one-time bonus to the company as repayment (80/104 = 0.769. 1.0 - 0.769 = 0.23, or 23% of $100,000.00 owed to the Company). If you die or become disabled and unable to perform the duties of CFO, the repayment of the sign on bonus shall be waived.
STOCK
Upon commencement of employment, the Company will recommend to the Board of Directors that you be granted an initial equity award valued at $4,500,000 in the form of 50% in Options and 50% in Restricted Stock Units (RSUs). The number of shares underlying such RSUs will be determined by dividing $2,250,000 by the average trailing 45 calendar-day closing price of the Company’s stock, ending on the day prior to your Start Date. The grant date shall be your Start Date or as soon as reasonably practicable thereafter, but no more than 14 calendar days after your Start Date. The number of stock options will be determined based on the then current Black Scholes value of the Company stock on your Start Date.

Exhibit 10.2
The RSUs will vest over four years, commencing on the date approved by the Board of Directors (the “Vesting Commencement Date”), with twenty-five percent (25%) of such units vesting on the one-year anniversary of your Vesting Commencement Date, and the remaining units vesting in equal quarterly installments thereafter (e.g., every three months following the one-year anniversary of your Vesting Commencement Date), contingent upon your continuous employment at the Company through each such date. The RSUs will be subject to the terms and conditions applicable to RSUs awarded under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), as described in the 2015 Plan and the applicable 2015 RSU Award Agreement.
The shares subject to the Option will vest over four years, commencing on the Vesting Commencement Date, with twenty-five percent (25%) of such shares vesting on the one-year anniversary of your Vesting Commencement Date, and the remaining shares vesting in equal monthly installments thereafter contingent upon your continuous employment at the Company through each such date. The shares subject to the Option will be subject to the terms and conditions applicable to shares awarded under the Company’s 2015 Equity Incentive Plan, as described in the 2015 Plan and the applicable 2015 Option Award Agreement.
BENEFITS
As a regular full-time employee of Sunrun Inc., you will be eligible to participate in a number of Company-sponsored benefits beginning the first of the month following your Start Date. Please see the separate Benefits Summary for information. Sunrun may modify compensation and benefits periodically, including canceling benefits or changing providers.
KEY EMPLOYEE CHANGE IN CONTROL AND SEVERANCE PLAN
You will be eligible to participate in the Company’s “Key Employee Change in Control and Severance Plan.” Details will be provided to you separately along with the Summary Plan Description (“SPD”).
THE SUNRUN FREEDOM POLICY
The Sunrun Freedom Policy provides you with the opportunity to take paid days out of the office limited only by your manager’s approval and your judgment that you will timely complete your job assignments and achieve your performance goals. Details on the Company’s Freedom Policy can be found in the Employee Guidebook. The Company may modify benefits, including but not limited to the Sunrun Freedom Policy, from time to time as it deems necessary.
OTHER TERMS OF EMPLOYMENT
You agree not to engage in any other employment, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment (whether full-time or part-time), nor will you engage in any other activities that conflict with your obligations to the Company without the prior written permission of the Company.
Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time for any reason. Although the Company may change your job duties, title, compensation and benefits, as well as its personnel policies and procedures, subject to the terms of this letter Agreement the “at will” nature of your employment may only be changed in a written agreement signed by you and a duly authorized officer of the Company (other than you).
Sunrun extends this offer to you based upon your knowledge, background, experience, skills and abilities. You must not disclose or use confidential information or trade secrets of a current or prior employer while working for Sunrun. Do not bring to Sunrun any business records or materials from a current or prior employer. By signing this letter agreement, you promise the Company that you have no contractual obligations with a former employer, such as a non-compete or confidentiality agreement that would prohibit you from performing your duties for the Company.

Exhibit 10.2
In addition to this letter, to accept this offer of employment you must: (1) successfully complete pre-employment screening, and (2) sign the Company’s Confidentiality, Inventions Assignment, and Arbitration Agreement (the “Confidentiality Agreement”). If you accept this offer, be prepared on your first day of work to provide proof of your eligibility to work in the United States. This letter, together with your executed Confidentiality Agreement, will form the complete and exclusive statement of your employment agreement with Sunrun. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.
In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.
You were under no legal or contractual duty to mitigate any damages in order to receive the full benefits under this letter Agreement or any referenced agreements. If you die or become totally disabled at time you are otherwise entitled to severance, COBRA or equity related benefits, your heirs shall be entitled to such consideration in your place to the extent legally permissible.
Please sign this letter, and return it to me. I look forward to you joining the Sunrun team!

Sincerely, Lynn

/s/ Lynn Jurich	4/17/2020
Lynn Jurich, Chief Executive Officer	Date
/s/ Sejal Daswani	4/17/2020
Sejal Patel Daswani, Chief Human Resources Officer	Date
Accepted:
/s/ Thomas vonReichbauer	4/16/2020
Thomas vonReichbauer	Date

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